Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Level 3 Communications, Inc. of our report dated February 23, 2011, with respect to the consolidated financial statements and schedule of Global Crossing Limited included in the Current Report of Level 3 Communications, Inc. on Form 8-K dated May 20, 2011, as amended by the Current Reports on Form 8-K/A filed June 24, 2011, September 1, 2011, and October 27, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 7, 2011